As filed with the Securities and Exchange Commission on March 21, 2019

Registration No. 333-229128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 3 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Powerbridge Technologies Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	7371	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1st Floor, Building D2, Southern Software Park

Tangjia Bay, Zhuhai, Guangdong 519080, China

Tel: +86-756-339-5666

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
(917) 512-0827

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis Taubman, Esq. Arila Zhou, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel: 917-512-0827	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company     ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards1 provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

[1]	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-229128) of Powerbridge Technologies Co., Ltd. is being filed for the sole purpose of filing certain exhibits (Nos. 1.1, 3.1, 5.1, 5.2,  23.1, 23.2, and 23.4). Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

The Companies Law does not limit the extent to which a company’s Third Amended and Restated Memorandum and Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Third Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

As further discussed below, in August 2018, we issued 11,508,747 shares (post-2019 Reverse Split (as defined below), 6,905,248 Ordinary Share) in the aggregate to 12 shareholders upon the reorganization of our Company and in transactions that were not required to be registered under the Securities Act. All such share issuances were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, certain share issuances were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903 of Regulation S promulgated thereunder by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

For the purpose of this Offering and listing on the NASDAQ Capital Market, a reorganization of the Company’s legal structure was completed on August 27, 2018. The reorganization involved the incorporation of Powerbridge Cayman, and its wholly owned subsidiaries, Powerbridge HK, a holding company incorporated under the laws of Hong Kong; and the transfer of all equity ownership of Powerbridge Zhuhai to Powerbridge HK from the former shareholders of Powerbridge Zhuhai through an investment holding company.

Prior to the reorganization, Powerbridge Zhuhai’s equity interests were held by the former shareholders through an investment holding company. Powerbridge Zhuhai was incorporated in Zhuhai, Guangdong province under the laws of the PRC. Powerbridge Zhuhai is an operating subsidiary that provides global trade software application and technology services to corporate and government customers located in China. Powerbridge Beijing, a company conducting engineering and IT research and development activities, was incorporated on September 28, 2017 in Beijing under the laws of PRC, with Powerbridge Zhuhai owning 55% and Mr. Tianfei Feng owning 45% of equity interest. Since inception, Powerbridge Zhuhai and Mr. Tianfei Feng have only made nominal investments in Powerbridge Beijing and no substantial business operations have occurred; as a result, Powerbridge Zhuhai and Mr. Tianfei Feng agreed to deregister the entity. Mr. Tianfei Feng later became the Company’s Chief Research and Development Officer and the technology research and development activities originally conducted in Powerbridge Beijing are now conducted through the Beijing branch of Powerbridge Zhuhai. Powerbridge Beijing was deregistered on October 25, 2018.

On August 7, 2018, the former shareholders transferred their 100% ownership interest in Powerbridge Zhuhai to Powerbridge HK, which is 100% owned by Powerbridge Cayman. After the reorganization, Powerbridge Cayman owns 100% equity interests of Powerbridge HK and Powerbridge Zhuhai. All shareholders have the same ownership interest in Powerbridge Cayman as in Powerbridge Zhuhai prior to the reorganization.

The information below lists all of the securities related Powerbridge Cayman, Powerbridge HK, Powerbridge Zhuhai and Powerbridge Beijing:

Powerbridge Cayman

On July 27, 2018, Powerbridge Cayman was incorporated as a holding company under the laws of Cayman Islands. The original authorized number of Ordinary Shares was 500,000,000 share with a par value of $0.0001 per share. On August 18, 2018, in order to optimize the Powerbridge Cayman’s share capital structure, the board of directors approved a reverse stock split of the Company’s authorized number of Ordinary Shares at a ratio of 10-1. After the reverse stock split, Powerbridge Cayman has 50,000,000 authorized shares with a par value of $0.001.

On August 1, 2018, Powerbridge Cayman acquired Powerbridge HK in an amount of US$1.00 for 100% ownership of Powerbridge HK.

On August 28, Powerbridge Cayman issued 11,508,747 shares to former shareholders of Powerbridge Zhuhai with par value of $0.001 per share.

On February 10, 2019, the board of directors approved another reverse stock split of the Company’s authorized number of ordinary shares, par value $0.001 per share, at a ratio of 0.6-1 (the “2019 Reverse Split”). After the 2019 Reverse Split, our authorized number of Ordinary Shares became 30,000,000 shares with par value of $0.00166667 per share (the “Ordinary Share”) and the 11,508,747 shares issued and outstanding shall become 6,905,248 Ordinary Share.

Powerbridge HK

On July 27, 2018, Powerbridge HK was incorporated as a holding company under the laws of Hong Kong. Powerbridge HK has 10,000 authorized shares with a par value of HKD1.00 (approximately US$0.127).

On August 1, 2018, Powerbridge HK transferred 100% of its ownership to Powerbridge Cayman for an amount of US$1.00.

On August 7, 2018, Powerbridge HK acquired 100% ownership of Powerbridge Zhuhai for no consideration paid.

Powerbridge Zhuhai

On October 30, 1997, Powerbridge Zhuhai was incorporated in Zhuhai, Guangdong, China under the laws of the PRC. The total registered capital and actual paid in capital are HKD42,980,000 (approximately US$5.5 million).

On August 7, 2018, Powerbridge Zhuhai transferred 100% of its ownership to Powerbridge HK for no consideration paid.

Powerbridge Beijing

On September 28, 2017, Powerbridge Beijing was incorporated in Beijing, China under the laws of the PRC. Powerbridge Beijing is 55% owned by Powerbridge Zhuhai and 45% owned by Mr. Tianfei Feng.

Since inception, Powerbridge Zhuhai and Mr. Tianfei Feng have only made nominal investments in Powerbridge Beijing and no substantial business operations have occurred; as a result, Powerbridge Zhuhai and Mr. Tianfei Feng agreed to deregister the entity. Mr. Tianfei Feng later became the Company’s Chief Research and Development Officer and the technology research and development activities originally conducted in Powerbridge Beijing is conducted through the Beijing branch of Powerbridge Zhuhai. Powerbridge Beijing was deregistered on October 25, 2018.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit	Exhibit title
1.1	Form of Underwriting Agreement*

3.1	Third Amended and Restated Memorandum and Articles of Association*

4.1	Specimen Ordinary Share Certificate****

4.2	Form of Underwriter Warrant****

5.1	Opinion of Conyers Dill & Pearman*

5.2	Opinion of Hunter Taubman Fischer & Li LLC*

10.1	2018 Equity Incentive Plan***

10.2	Form of Employment Agreement**

10.3	Unofficial English Translation of Technical Development (Commission) Contract between Zhuhai Powerbridge Technology Co., Ltd and Wuhan New Port Management Committee dated as of July 21, 2017**

10.4	Unofficial English Translation of Contract for the Public Tender Procurement Project for the Information Platform of Comprehensive Bonded Logistics Industry Construction Management Office of Wuhan Airport Economic Development Zone between Zhuhai Powerbridge Technology Co., Ltd and Comprehensive Bonded Logistics Industry Construction Management Office of Wuhan Airport Economic Development Zone dated as of December 13, 2016**

10.5	Unofficial English Translation of Government Procurement Contract between Zhuhai Powerbridge Technology Co., Ltd and Chenzhou High-tech Investment Holding Co., Ltd dated as of September 22, 2017**

10.6	Unofficial English Translation of Wuhan New Port Airport Comprehensive Bonded Zone (Yangluogang Park) Information Software and Integration Contract between Zhuhai Powerbridge Technology Co., Ltd and Wuhan New Port Yangluo Bonded Park Development Management Co., Ltd dated as of November 23, 2016**

10.7	Unofficial English Translation of Technical Development (Commission) Contract between Zhuhai Powerbridge Technology Co., Ltd and Guangxi Nanning Dangdai Fengyun Investment Management Co., Ltd dated as of July 27, 2016**

10.8	Unofficial English Translation of Government Procurement Contract among Department of Commerce of Guangxi Zhuang Autonomous Region, Zhuhai Powerbridge Technology Co., Ltd, and Beijing Xinchengtong Digital Technology Co., Ltd dated as of November 15, 2016**

10.9	Unofficial English Translation of Government Procurement Contract between Department of Commerce of Guangxi Zhuang Autonomous Region and Zhuhai Powerbridge Technology Co., Ltd dated as of November 28, 2016**

10.10	Unofficial English Translation of Government Procurement Contract of Guangxi Zhuang Autonomous Region between Department of Commerce of Guangxi Zhuang Autonomous Region and Zhuhai Powerbridge Technology Co., Ltd dated as of September 25, 2015**

10.11	Unofficial English Translation of Purchasing Contract between Zhuhai Powerbridge Technology Co., Ltd and Cyberspace Great Wall Internet System Application (Wuhan) Co., Ltd dated as of August 16, 2017**

10.12	Unofficial English Translation of Purchasing Contract between Zhuhai Powerbridge Technology Co., Ltd and Cyberspace Great Wall Internet System Application Co., Ltd dated as of December 18, 2016**

10.13	Unofficial English Translation of Purchasing Contract between Zhuhai Powerbridge Technology Co., Ltd and Guangdong Aotong Technology Co., Ltd dated as of May 7, 2015**

10.14	Unofficial English Translation of Purchasing Contract between Zhuhai Powerbridge Technology Co., Ltd and Hunan Jintong Technology Co., Ltd dated as of June 11, 2014**

10.15	Independent Director Offer Letter between Powerbridge Technologies Co., Ltd. and Yuping Ouyang dated as of October 23, 2018**

Exhibit	Exhibit title
10.16	Independent Director Offer Letter between Powerbridge Technologies Co., Ltd. and Guoguan Wang dated as of October 22, 2018**

10.17	Independent Director Offer Letter between Powerbridge Technologies Co., Ltd. and Bo Wu dated as of October 22, 2018**

10.18	Director Offer Letter between Powerbridge Technologies Co., Ltd. and Ban Lor dated as of October 23, 2018**

10.19	Director Offer Letter between Powerbridge Technologies Co., Ltd. and Stewart Lor dated as of October 23, 2018**

10.20	Employment Agreement between Powerbridge Technologies Co., Ltd. and Ban Lor dated as of August 18, 2018**

10.21	Employment Agreement between Powerbridge Technologies Co., Ltd. and Stewart Lor dated as of August 18, 2018**

10.22	Employment Agreement between Powerbridge Technologies Co., Ltd. and Xuehe Jiang dated as of August 18, 2018**

10.23	Employment Agreement between Powerbridge Technologies Co., Ltd. and Tianfei Feng dated as of August 18, 2018**

10.24	Employment Agreement between Powerbridge Technologies Co., Ltd. and Nanfang Li dated as of August 18, 2018**

14.1	Code of Conduct and Ethics**

21.1	List of Subsidiaries of the Registrant****

23.1	Consent of Freidman LLP*

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)*

23.3	Consent of Zhong Lun***

23.4	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2)*

24.1	Power of Attorney (included on signature page)*

99.1	Charter of the Audit Committee**

99.2	Charter of the Compensation Committee**

99.3	Charter of the Nominating and Corporate Governance Committee**

99.4	Registrant’s Representation Pursuant To Requirements Of Form 20-F, Item 8.A.4***

*	Filed herewith.
**	Previously filed; incorporated by reference to the identically named exhibit filed with the Registration Statement on Form F-1 (File No. 333-229128) filed with the Securities and Exchange Commission on January 4, 2019

***	Previously filed; incorporated by reference to the identically named exhibit filed with the Registration Statement on Form F-1 (File No. 333-229128) filed with the Securities and Exchange Commission on February 19, 2019.
****	Previously filed; incorporated by reference to the identically named exhibit filed with the Registration Statement on Form F-1 (File No. 333-229128) filed with the Securities and Exchange Commission on March 12, 2019.

(b) Financial Statement Schedules

None.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, unless the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on March 21, 2019.

Powerbridge Technologies Co., Ltd.

By:	/s/ Ban Lor
Name:	Ban Lor
Title:	Chief Executive Officer (Principal Executive Officer)

Dated:	March 21, 2019

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ban Lor and Stewart Lor as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ban Lor	Chief Executive Officer and Director	March 21, 2019
Ban Lor	(Principal Executive Officer)

/s/ Stewart Lor	Chief Financial Officer	March 21, 2019
Stewart Lor	(Principal Accounting and Financial Officer)

/s/ Nanfang Li	Chief Strategy Officer	March 21, 2019
Nanfang Li

/s/ Xiuhe Jiang	Chief Product Officer	March 21, 2019
Xiuhe Jiang

/s/ Tianfei Feng	Chief Research and Development Officer	March 21, 2019
Tianfei Feng

/s/ Yuping Ouyang	Independent Director	March 21, 2019
Yuping Ouyang

/s/ Guoquan Wang	Independent Director	March 21, 2019
Guoquan Wang

/s/ Bo Wu	Independent Director	March 21, 2019
Bo Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this Registration Statement or amendment thereto in New York on March 21, 2019.

Authorized U.S. Representative

By:	/s/ Louis Taubman
Name:	Louis Taubman
Title:	Authorized Representative in the United States